Exhibit 10.11

May 1, 2009

Dr. Stephen Neeleman

HealthEquity, Inc.

Suite 400

15 West Scenic Pointe Drive

Draper, UT 84020

Dear Steve,

HealthEquity, Inc. (the “Company”) currently employs you as the Company’s Chief Executive Officer. As discussed with the Board of Directors, the Company understands that you wish to begin actively practicing medicine again, and the Company consents to your doing so up to 1 day per week. Except for the foregoing, you will be expected to devote substantially all of your business time and your full skill and efforts to the business of the Company.

In the event the Company removes you as Chief Executive Officer (such date being referred to as your “Termination Date”) other than for “cause”, you shall remain entitled to receive your base salary in effect as of the date hereof (“Base Salary”) following the Termination Date and will be eligible to participate in any executive bonus programs established by the Company following the Termination Date (“Bonus Participation”), provided, in each case, that you continue to be available to provide, if requested by the Company, with at least twelve (12) days of service per month (the “Minimum Service Requirement”). Any payments pursuant to the foregoing shall be conditioned upon your compliance with the other terms and conditions of this letter and the execution and non-revocation by you of a release agreement in favor of the Company and its shareholders and their respective directors, officers and employees on terms acceptable to the Company. Notwithstanding any other provision of this letter to the contrary, the Company shall have the right at any time to terminate the foregoing arrangement by written notice to you (such date being referred to as the “Notice Date”) and in such event (i) you will no longer be required to satisfy the Minimum Service Requirement and (ii) you will remain entitled to receive the Compensation Package (as defined below) until the later of (A) the six (6) month anniversary of the Notice Date or (B) the twelve month (12) anniversary of the Termination Date (such later date the “End Date”). As used herein (i) the term “Compensation Package” shall mean Base Salary plus Bonus Participation plus Benefits and (ii) the term “Guarantee Period” shall mean the period from the Termination Date to the End Date.

During the Guarantee Period, you will be entitled to a continuance of coverage under all health, life, disability and similar employee benefit plans and programs of the Company

15 West Scenic Pointe Drive, Suite 400	Tel 801-727-1000
Draper, UT 84020	Fax 801-772-2507	www.healthequity.com

(collectively, “Benefits”), as such plans or programs are revised or modified from time to time, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred for any reason, the Company shall arrange to provide you with benefits substantially similar to those which you would otherwise have been entitled to receive under such plans and programs from which your continued participation is barred; provided, however, that the aggregate cost of providing benefits to you shall not be materially increased as a result of providing such alternative coverage. In the event that you are covered under substitute benefit plans of another employer prior to the expiration of the Guarantee Period, the Company will no longer be obligated to continue the respective coverages provided for above.

For purposes of this letter, the Company shall have “cause” to remove you as Chief Executive Officer hereunder if such removal shall be the result of:

1.	your failure to comply after five (5) days prior warning in any material manner with the reasonable policies and rules of the Company or the directives of the Board of Directors; or

2.	your performance of any material act of fraud or dishonesty in connection with the performance of your duties; or

3.	your gross negligence or willful misconduct in the performance of your duties; or

4.	your conviction for, or plea of nolo contendere to, a felony or misdemeanor resulting in a jail sentence or any crime involving moral turpitude.

During the Guarantee Period, without the prior written consent of the Company, you shall not engage (whether as an employee, consultant, director or independent contractor) in any Business Activities on behalf of any person, firm or corporation, and you shall not acquire any financial interest (except for equity interests in publicly-held companies that will not be significant and that, in any event, will not exceed five percent (5%) of equity of that company) in any entity which engages in Business Activities. During the period that the above non-competition restriction applies, you shall not, without the written consent of the Company: (i) solicit any employee of the Company to terminate his or her employment, or (ii) solicit any customers, partners, resellers, vendors or suppliers of the Company on behalf of any individual or entity other than the Company. As used herein, the term “Business Activities” shall mean providing, marketing, or offering (i) health insurance administration or benefits administration services or (ii) any other services of a type and nature as those offered by the Company to its customers as of the commencement of the Guarantee Period. The Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this paragraph.

- 2 - 15 West Scenic Pointe Drive, Suite 400	Tel 801-727-1000

Draper, UT 84020	Fax 801-772-2507	www.healthequity.com

This letter constitutes the entire agreement by the Company and you with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This letter may be amended or modified only by a written instrument executed by you and the Company.

Very Truly Yours,

/s/ Jon Kessler
Name: Jon Kessler
Title: Chairman of the Board

AGREED AND ACCEPTED:

/s/ Stephen Neeleman
Stephen Neeleman

- 3 - 15 West Scenic Pointe Drive, Suite 400	Tel 801-727-1000

Draper, UT 84020	Fax 801-772-2507	www.healthequity.com